Exhibit 1.1

RODMAN & RENSHAW

May 8, 2009
Dr. William A. Carter M.D.
Chief Executive Officer
Hemispherx Biopharma, Inc.
One Penn Center
1617 JFK Boulevard
Philadelphia, PA 19103

Dear Dr. Carter:

The purpose of this letter agreement (the “Agreement”) is to authorize Rodman & Renshaw, LLC (“Rodman”) to contact one or more institutional investors to explore the degree of interest, if any, of such investors in providing funding to Hemispherx Biopharma, Inc. or its affiliates (the “Company”). This authorization shall be exclusive to Rodman for a period of 30 days.  The Company may terminate Rodman’s authorization to contact investors hereunder at any time upon a 3-day written notice.  If the Company chooses to accept any funding, on terms to be mutually agreed upon by the Company and any such investor(s), then the Company shall pay to Rodman the fees set forth below if there is any funding of the Company (a “Financing”) within 6 months of the date of the termination or expiration of this Agreement by any investors with which Rodman arranged a conference call or a meeting for the Company during the term of this Agreement.

In consideration of the services rendered by Rodman under this Agreement, the Company agrees to pay Rodman a cash fee payable immediately upon the closing of any portion of the Financing equal to 5.5% of the aggregate proceeds raised or committed in such Financing from such investors, plus 5.5% warrant coverage.  In addition, but only if a Financing is consummated, the Company agrees to reimburse Rodman at closing for all reasonable travel and other out-of-pocket expenses incurred in connection with Rodman’s engagement, including the fees and expenses of Rodman’s counsel, not to exceed $25,000 without prior written approval by the Company.

The Company hereby makes to Rodman each of the representations and warranties made by the Company to the Purchasers in the Securities Purchase Agreement, to be entered into in connection with the Financing, as though restated in their entirety herein.

The Company hereby agrees to the indemnification and other agreements set forth in the Indemnification Provisions attached hereto as Addendum A, the provisions of which are incorporated herein by reference and shall survive the termination or expiration of this Agreement.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.  Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of New York or in the federal courts sitting in the Southern District of New York, and each of the parties hereto agrees that service of process upon it by registered or certified mail at its address set forth herein shall be deemed adequate and lawful.  Any rights to trial by jury with respect to any such dispute are hereby waived by Rodman and the Company. The Company shall indemnify Rodman against any liabilities arising under the Securities Act of 1933, as amended, attributable to any information supplied or omitted to be supplied to any investor by the Company pursuant to this Agreement.  The Company acknowledges and agrees that Rodman is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to shareholders or creditors of the Company or any other person by virtue of this Agreement or the retention of Rodman hereunder, all of which are hereby expressly waived.  This Agreement may be modified only in writing signed by the party to be charged hereunder.

If the foregoing correctly sets forth our agreement, please sign below and return a copy of this letter to us.

Very truly yours,

Rodman & Renshaw, LLC  1251 Avenue of the Americas, 20th Floor, New York, NY 10020
Tel: 212 356 0500  Fax: 212 581 5690  www.rodm.com  Member: FINRA, SIPC

RODMAN & RENSHAW, LLC

By:	s/
Name:
Title:
Agreed to and accepted
as of the date first written above:

HEMISPHERX BIOPHARMA, INC.

By:	s/
Dr. William A. Carter M.D.
CEO

ADDENDUM A

INDEMNIFICATION PROVISIONS

In connection with the engagement of Rodman & Renshaw, LLC (“Rodman”)  Hemispherx Biopharma, Inc. (the “Company”) pursuant to a letter agreement dated May 8, 2009, between the Company and Rodman, as it may be amended from time to time in writing (the “Agreement”), the Company hereby agrees as follows:

1.
To the extent permitted by law, the Company will indemnify Rodman and its affiliates, stockholders, directors, officers, employees and controlling persons (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to the Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from any indemnified person’s willful misconduct or gross negligence or from untrue statements or omissions made in reliance upon and conformity with information supplied in writing by Rodman or its agents specifically for inclusion in the Registration Statement or any prospectus (including supplements) referred to in Section 2.A of the Agreement.

2.
Promptly after receipt by Rodman of notice of any claim or the commencement of any action or proceeding with respect to which Rodman is entitled to indemnity hereunder, Rodman will notify the Company in writing of such claim or of the commencement of such action or proceeding, and the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to Rodman and will pay the fees and expenses of such counsel.  Notwithstanding the preceding sentence, Rodman will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if counsel for Rodman reasonably determines that it would be inappropriate under the applicable rules of professional responsibility for the same counsel to represent both the Company and Rodman.  In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company.  The Company will have the exclusive right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of Rodman, which will not be unreasonably withheld.

3.
The Company agrees to notify Rodman promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by the Agreement.

4.
If for any reason the foregoing indemnity is unavailable to Rodman or insufficient to hold Rodman harmless, then the Company shall contribute to the amount paid or payable by Rodman as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Rodman on the other, but also the relative fault of the Company on the one hand and Rodman on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations.  The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim.  Notwithstanding the provisions hereof, Rodman’s share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by Rodman under the Agreement (excluding any amounts received as reimbursement of expenses incurred by Rodman) and the Company’s share of the liability hereunder shall not be in excess of the total net proceeds received by the Company from the sale of the Shares pursuant to this Agreement.

5.
These Indemnification Provisions shall remain in full force and effect whether or not the transaction contemplated by the Agreement is completed and shall survive the termination of the Agreement, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under the Agreement or otherwise.

RODMAN & RENSHAW, LLC

	By:	s/
Name:
Title:

Accepted and Agreed to as of
the date first written above:

HEMISPHERX BIOPHARMA, INC.

By:	s/
Name:
Title: